SUB-ITEM 77Q1(A): EXHIBIT

FEDERATED WORLD INVESTMENT SERIES, INC.
ARTICLES OF AMENDMENT
Federated World Investment Series, Inc., a
Maryland corporation having its principal
office in the City of
Baltimore, Maryland, and a registered open-end
Company under the Investment Company Act of 1940
(the "Corporation"), hereby certifies to the State
Department of Assessments and Taxation of Maryland,
that:
FIRST:	The charter of the Corporation is hereby
amended by striking out Article THIRD of the Articles
Supplementary of the Corporation filed on April 4, 2008
and inserting in lieu thereof the following:
	THIRD:  The Corporation will be authorized to
issue three billion (3,000,000,000) shares
of common stock, all of which have a par value of one
tenth of a cent ($.001) per share, with an
aggregate par value of $3,000,000 classified as follows:
Class
Number of Shares
Federated International Leaders Fund Class A Shares
400,000,000
Federated International Leaders Fund Class B Shares
200,000,000
Federated International Leaders Fund Class C Shares
200,000,000

Federated International High Income Fund Class A Shares
500,000,000
Federated International High Income Fund Class B Shares
200,000,000
Federated International High Income Fund Class C Shares
200,000,000
Federated International High Income Fund Class F Shares
100,000,000

Federated International Small-Mid Company Fund Class A Shares
500,000,000
Federated International Small-Mid Company Fund Class B Shares
300,000,000
Federated International Small-Mid Company Fund Class C Shares
200,000,000
Federated International Small-Mid Company Institutional Shares
200,000,000

SECOND:	The amendment to the charter of the Corporation
 herein made consists only of a change
in the name of a Class of the Corporation's stock from Federated International Value Fund, Class A, B and C Shares, to Federated International Leaders Fund,
Class A, B And C Shares, and does not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the class of stock, and the said amendment was duly approved by vote of a majority of the entire board of directors of the Corporation at a meeting duly convened and held on May 15, 2009. The said amendment is limited to a change expressly permitted by
Section 2-605 of the corporations and associations article of the Code of Maryland to be made without action by stockholders.
IN WITNESS WHEREOF, Federated World Investment Series, Inc. caused these presents to be signed in its name and on its behalf by its President
(or Vice-President) attested by its Secretary (or Assistant Secretary), on the 19th day of August, 2009.
The undersigned President (or Vice President) hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles of Amendment to be the corporate act of said Corporation and further certifies that, to the best of his/her knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereon are true in all material respects, under the penalties of perjury.
ATTEST:


/s/ John W. McGonigle
Name:  John W. McGonigle
Title:  Secretary
FEDERATED WORLD INVESTMENT SERIES, INC.

By:  /s/ J. Christopher Donahue
Name:  J. Christopher Donahue
Title:  President